Exhibit 10.2

PERSONAL & CONFIDENTIAL

RESTRICTED STOCK AWARD AGREEMENT

Under the

REGIONS FINANCIAL CORPORATION 2010 LONG-TERM INCENTIVE PLAN

You have been granted an award of Restricted Stock (the “Restricted Stock” or “Award”) under the Regions Financial Corporation 2010 Long-Term Incentive Plan (the “Plan”), the terms and conditions of which are incorporated in this document by reference as if fully set forth herein. This grant is made pursuant to a uniform plan of compensation for Non-Employee Directors. The Plan and this document set forth the terms and conditions of your Award. This document constitutes the Award Agreement required by the Plan. You should retain it for future reference. References to defined terms in the Plan are capitalized in this Award Agreement. The prospectus for the Plan and the Plan document itself provide you helpful information and explanations related to your grant. These documents are currently obtainable by logging on to Wealthviews at https://www.wealthviews.com/rf/. You should note that in the event of any conflict or inconsistency between the provisions of this Award Agreement and the terms and conditions of the Plan, the terms and conditions of this Award Agreement will control.

The number of shares of restricted stock that have been granted to you under this Award, the dates on which they become exercisable (i.e. “vest”), are set forth in the grant notice attached hereto and incorporated herein by reference. Specific information concerning your Award of Restricted Stock is currently provided to you online through Wealthviews.

Unless you choose to include the value of your Restricted Stock Award in your current year tax return, there are no current year tax implications of this grant. If you decide to include the value of the Award in your current tax return, you must file a special election, called a “Section 83(b) election” with the IRS within 30 days after the date this Award is granted to you. If you are considering doing this, you should consult your tax Advisor. You agree that you will promptly notify the Company of any election that you make pursuant to Section 83(b) of the Internal Revenue Code.

During the Period of Restriction your Restricted Stock will be held in the Plan in book-entry form, though you will be the beneficial owner of the stock. You may request a stock certificate for vested shares after the restrictions lapse.

During the Period of Restriction and until the shares of Restricted Stock subject to this Award vest or are forfeited, as the case may be, you will have the right to vote these shares. However, any dividends declared on them will be paid at the time the underlying restricted stock vests. If at the end of the Period of Restriction you are still an active Board member of Regions and upon compliance with any other applicable requirements of the Plan, such as tax payment or withholding, the restrictions will lapse and the vested number of shares will be released to you and dividends paid to you as provided in the Plan, this Award Agreement, and the grant notice.

If, during the Period of Restriction, your service on the Board ceases for reasons other than (i) death, (ii) Disability, (iii) retirement at or after age 65, your Restricted Stock and accrued dividends will be forfeited as of the date your service ceases. In the event your service on the Board ceases due to your retirement at or after age 65 prior to November 30 of the calendar year of the grant, your Restricted Stock and accrued dividends will be forfeited as of the date of your retirement. If your service on the Board ceases during the Period of Restriction due to death or Disability, any restriction periods and restrictions imposed upon your Restricted Stock will lapse and dividends will be paid. In the event your service on the Board ceases due to your retirement at or after age 65 on or after November 30 of the calendar year of the grant, unless otherwise specifically prohibited by applicable laws, rules or regulations, any restriction periods and restrictions imposed upon your Restricted Stock will lapse and dividends will be paid. If a Change in Control occurs while you are a board member of Regions and your service on the Board ceases without Cause (as defined in the Plan) within twenty-four (24) months following the occurrence of the Change in Control, the time lapse conditions for vesting of any Restricted Stock under this Award will be deemed to have been satisfied and dividends will be paid as of the date your service ceases.

Notwithstanding anything in this Award Agreement, the Plan or the grant notice to the contrary, in no event shall the Restricted Stock or applicable dividends under this Award vest or be settled, paid or accrued, if any such vesting, settlement, payment or accrual would be in violation of applicable law.

By signing the grant notice for this Award, you agree and acknowledge that you accept the grant of this Award on the terms and conditions set forth in the Plan, this Award Agreement and the grant notice. You further agree and acknowledge as follows: (1) that this Award Agreement, the Plan and the grant notice set forth the entire agreement of Regions and you relating to the subject matter of this memorandum and supersedes and replaces all prior agreements and understandings with respect to such subject matter; (2) that Regions and you have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein; (3) that no provision of this Award Agreement and the grant notice may be amended, modified or waived unless any such amendment, modification or waiver is authorized by the Compensation Committee of the Board of Directors and is agreed to in writing signed by an officer of the Company actually authorized to do so, and (4) that this Award Agreement is binding on the Company’s and your successors and assigns.

Thank you for your continued service to Regions!

REGIONS FINANCIAL CORPORATION

By:

Name: O. B. Grayson Hall, Jr.

Title: President and Chief Executive Officer

[date]

[name and address]

RE: GRANT NOTICE

Dear

Pursuant to the terms and conditions of the company’s Regions Financial Corporation 2010 Long Term Incentive Plan (the “Plan”) and the attached Award Agreement (within the meaning of the Plan), you have been granted a Restricted Stock Award for              shares of stock as outlined below.

Granted To:

Grant Date:

Granted:

Per Share Value of

Award on Grant Date:

Vesting Schedule:

By your signature below, you and Regions agree that this Award is granted under and governed by the terms and conditions of the Plan, the Award Agreement and this grant notice.

Signed:	Date:

Please sign one copy of this document and return it to Regions Executive Compensation Department in the enclosed pre-addressed postage paid envelope.